PSC Approves Tidewater Utilities Rate Settlement

ISELIN, NJ – 09/10/09 -- Middlesex Water Company (NASDAQ: MSEX), a provider of water, wastewater and related services, announced that the Delaware Public Service Commission (PSC) has approved an overall increase of 14.95% in the base water rates of its wholly-owned subsidiary, Tidewater Utilities, Inc.  The increase resulted from a settled agreement with the Staff of the PSC and the Delaware Department of the Public Advocate.   In an application filed with the PSC in January 2009, Tidewater sought an increase in base rates to reflect increased costs of operations, maintenance and taxes as well as capital improvements of approximately $26.7 million made since the Company’s last rate filing in April 2006.

Under PSC regulations, Tidewater had implemented a 12.79% interim increase on March 26, 2009.  The remaining 2.16% increase became effective September 9, 2009.  Under interim base rates, the typical Tidewater residential customer with a 5/8" water meter and water consumption of 15,000 gallons is billed $146.06 per quarter.  Under the final base rate increase, that bill would increase to $149.27.

Tidewater Utilities, Inc. provides water services to approximately 35,500 retail customers for domestic, commercial and fire protection purposes in over 300 separate community water systems in New Castle, Kent and Sussex Counties, Delaware. For more information on Tidewater Utilities, Inc., visit the company's website at www.tuiwater.com. For more information on its parent company, Middlesex Water Company, visit www.middlesexwater.com

Contact:
Gerard L. Esposito, President
Tidewater Utilities, Inc.
800-523-7224

Bernadette Sohler
Vice President - Corporate Affairs
Middlesex Water Company
(732) 638-7549